Filed Pursuant to Rule 433

Registration No. 333-236366

FINAL TERM SHEET

Philip Morris International Inc.

Dated October 29, 2020

0.875% Notes due 2026

1.750% Notes due 2030

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	0.875% Notes due 2026 (the “2026 Notes”)
1.750% Notes due 2030 (the “2030 Notes”)

Aggregate Principal Amount:	2026 Notes: $750,000,000
2030 Notes: $750,000,000

Maturity Date:	2026 Notes: May 1, 2026
2030 Notes: November 1, 2030

Coupon:	2026 Notes: 0.875%
2030 Notes: 1.750%

Interest Payment Dates:	2026 Notes: Semi-annually on each May 1 and
November 1, commencing May 1, 2021
2030 Notes: Semi-annually on each May 1 and
November 1, commencing May 1, 2021

Record Dates:	2026 Notes: April 15 and October 15
2030 Notes: April 15 and October 15

Price to Public:	2026 Notes: 99.631% of principal amount
2030 Notes: 98.992% of principal amount

Underwriting Discount:	2026 Notes: 0.300% of principal amount
2030 Notes: 0.450% of principal amount

Net Proceeds:	2026 Notes: $744,982,500 (before expenses)
2030 Notes: $739,065,000 (before expenses)

Benchmark Treasury:	2026 Notes: 0.250% due September 30, 2025
2030 Notes: 0.625% due August 15, 2030

Benchmark Treasury Price/Yield:	2026 Notes: 99-14 1/4 / 0.364%
2030 Notes: 98-02 / 0.831%

Spread to Benchmark Treasury:	2026 Notes: +58 basis points
2030 Notes: +103 basis points

Yield to Maturity:	2026 Notes: 0.944%
2030 Notes: 1.861%

Optional Redemption:	2026 Notes:
Prior to April 1, 2026: Make-whole redemption at Treasury plus 10 bps
On or after April 1, 2026: Redemption at par
2030 Notes:
Prior to August 1, 2030: Make-whole redemption at Treasury plus 20 bps
On or after August 1, 2030: Redemption at par

Settlement Date (T+2):	November 2, 2020

CUSIP/ISIN:	2026 Notes: CUSIP Number: 718172 CR8
ISIN Number: US718172CR89
2030 Notes: CUSIP Number: 718172 CS6
ISIN Number: US718172CS62

Listing:	None

Joint Book-Running Managers:	Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Santander Investment Securities Inc.
SG Americas Securities, LLC

Senior Co-Manager:	BofA Securities, Inc.

Co-Managers:	Commerz Markets LLC
Intesa Sanpaolo S.p.A.
UBS Securities LLC

Allocations:	2026 Notes	2030 Notes
Barclays Capital Inc.	$106,125,000	$106,125,000
Credit Suisse Securities (USA) LLC	$106,125,000	$106,125,000
Goldman Sachs & Co. LLC	$106,125,000	$106,125,000
HSBC Securities (USA) Inc.	$106,125,000	$106,125,000
Santander Investment Securities Inc.	$106,125,000	$106,125,000
SG Americas Securities, LLC	$106,125,000	$106,125,000
BofA Securities, Inc.	$45,750,000	$45,750,000
Commerz Markets LLC	$22,500,000	$22,500,000
Intesa Sanpaolo S.p.A.	$22,500,000	$22,500,000
UBS Securities LLC	$22,500,000	$22,500,000
Total	$750,000,000	$750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037, Goldman Sachs & Co. LLC toll free at 1-866-471-2526, HSBC Securities (USA) Inc. toll free at 1-866-811-8049, Santander Investment Securities Inc. toll free at 1-855-403-3636 and SG Americas Securities, LLC toll free at 1-855-881-2108.